UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 20, 2011

RealPage, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34846	75-2788861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 International Parkway Carrollton, Texas	75007
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (972) 820-3000

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 20, 2011, Steve Winn, chairman and CEO of RealPage, Inc., and his affiliates adopted a pre-arranged stock trading plan in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 and RealPage's policies regarding stock transactions.

This plan was adopted to enable Mr. Winn and his affiliates to sell a portion of their RealPage stock over time as part of Mr. Winn's long-term strategy for asset diversification and liquidity. The transactions under the plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission. Utilizing this type of plan, Mr. Winn can gradually diversify his investment portfolio, spreading stock trades out over an extended period of time and reducing market impact. In addition, as a result of being established well in advance of a potential trade, the plan helps avoid concerns as to whether Mr. Winn or his affiliates had material, non-public information when a decision is made to sell stock.

Mr. Winn and his affiliates currently hold 27,456,350 shares of common stock, which represents 39.0% of RealPage's outstanding capital stock. Mr. Winn and his affiliates intend to sell approximately 1,000,000 shares under their Rule 10b5-1 trading plan over the next 12 months as part of a 12-month diversification plan. If all sales under this trading plan are transacted, Mr. Winn and his affiliates will retain approximately 96.4% of their current holdings of RealPage stock.

On May 20, 2011, RealPage, Inc. issued a press release regarding the trading plan described above. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

    Exhibit 99.1.       Press release dated May 20, 2011

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealPage, Inc. (Registrant)
May 20, 2011 (Date)	/s/ TIMOTHY J. BARKER Timothy J. Barker Chief Financial Officer

Exhibit Index
99.1	Press release dated May 20, 2011